Exhibit 99.2
homson StreetEventsTM Conference Call Transcript
BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
Event Date/Time: Nov. 16. 2005 / 8:30AM ET
Event Duration: N/A

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Tim Johnson
Big Lots, Inc. — VP, Strategic Planning and Investor Relations

Joe Cooper
Big Lots, Inc. — SVP and CFO

Steve Fishman
Big Lots, Inc. — Chairman and CEO

Chuck Haubiel
Big Lots, Inc. — SVP and General Counsel

CONFERENCE CALL PARTICIPANTS
David Mann
Johnson Rice — Analyst

John Zolidis
Buckingham Research — Analyst

Ralph Jean
Wachovia — Analyst

Ronald Bookbinder
Sterne, Agee — Analyst

Patrick McKeever
SunTrust — Analyst

John Weiss
Glenhill Capital — Analyst

Peter Keith
Piper Jaffray — Analyst
PRESENTATION
Operator
  Ladies and gentlemen, welcome to the Big Lots third quarter 2005 teleconference. During this session all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS). At this time I would like to introduce today’s first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
  Thanks, Marie, and thank you, everyone, for joining us for our third quarter conference call. Joining us today here in Columbus is Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Counsel. I would like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.
Just to set our agenda for the morning, first Joe is going to hit the highlights of Q3 and Steve will finish with an update on our WIN strategy. Then we will be happy to take your questions. With that, I’ll turn it over to Joe.
  Joe Cooper - Big Lots, Inc. — SVP and CFO

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  Thanks, Tim, and good morning everyone. Earlier today we reported a third quarter 2005 net loss of $18.8 million, or $0.17 per share, compared to a net loss of $32.1 million, or $0.29 per share in the third quarter of 2004. Last year’s Q3 results included a charge of $6.6 million (net of tax) for discontinued operations related to KB Toys. Excluding this charge, last year’s Q3 results from continuing operations were a net loss of $25.4 million, or $0.23 per share.
Sales for the third quarter of 2005 were $1.04 billion, an increase of 6.2% over last year. Total sales growth was driven by a 1.7% comparable store sales increase and the net year-over-year addition of 39 stores, or 2.6% growth. The comparable store sales increase for the quarter of 1.7% represented an increase of 5.0% in the value of the average basket, partially offset by a decline in customer transactions of 3.3%.
Comps have been driven by the strength in the average basket for several months now, as customer traffic remains depressed. We’re encouraged by the consistency of the basket growth, which for Q3 was comprised of both higher units sold per transaction and slightly higher average item retail.
Furniture, home and consumables were the leading categories in Q3. Furniture posted double-digit comps for the quarter as the result of improving assortment and better in-stock levels on key items. We expect furniture sales momentum to continue as we make improvements in the quality and value proposition of our offerings and begin to offer closeouts on a more regular basis.
Sales in our home category have benefited from the shift to a higher closeout focus this year. Specifically, a new sheets strategy in our Domestics category and an increased presence of scrapbooking supplies in our Stationary category are very good examples of the increased penetration of closeouts into our store.
Consumables comp trends turned positive in Q3, particularly in August and September, behind the strong performance of branded closeouts. Specifically, in September, we highlighted the “10 Reasons to Shop Big Lots” ad, which featured a broad selection of closeouts at sharp prices.
Our gross margin rate for the quarter of 39.1% was below last year due to a lower receipt IMU and higher domestic inbound freight costs. Our initial markup, or IMU, continues to be challenged by several different factors, including mix within categories, higher raw materials costs in resin-based products, such as plastics, and a very competitive pricing environment in the consumables area. Inbound freight costs remain a concern for us as the price of diesel fuel is approximately 30% above last year and is generating increased surcharges by our freight carriers.
This quarter’s SG&A rate of 42.4% was 80 basis points better than last year. We are pleased with our ability to deliver such leverage on a 1.7% comp. Leverage was achieved primarily through tightly managed payroll in our stores, DCs, and in the general office here in Columbus. Also, we continue to see productivity improving in our Durant DC, now a year and a half old, and in our Columbus DC, where our re-engineering efforts are now complete.
Additionally, in preparation for a competitive holiday season, Steve has beefed up the Q4 advertising spend by reducing some of the Q3 costs. We’re talking about approximately $3 million, which is simply a shift between quarters, not a save for the year. These cost savings in Q3 were partially offset by the continuation of higher fuel costs impacting transportation expenses, rising utility rates, and approximately $2.4 million of store closing costs booked in the quarter in conjunction with the 126 incremental store closings we announced in early October.
Net interest expense was $2.4 million for the quarter, $11.6 million lower than last year, due to lower average borrowings and a lower weighted average interest rate. Additionally, as a reminder, last year’s Q3 interest expense included $8.9 million of debt-prepayment charges as a result of the Company’s new debt structure finalized at the end of Q3 last year.
The effective income tax rate for the quarter was 49.3% due to a larger-than-expected tax benefit recognized for the quarter related to certain state income tax settlements or discrete items isolated to the quarter.
Turning to the balance sheet, we ended the quarter with total inventory at $1.09 billion, down 1% per average store compared to the third quarter last year. Bank debt at the end of the third quarter was $253 million, down $118 million to last year, principally due to improving working capital management and lower levels of capital spending.
Capital expenditures were $14.0 million for the quarter, down $21.7 million to the third quarter of last year. Year-to-date cap ex was $58.4 million, down $49.7 million to last year. The decreased level of capital spending related to fewer new store openings year-to-year this year versus last year and no store remodel activity this year compared to 66 stores a year ago. Additionally, we have experienced a lower level of capital spending in our distribution centers in 2005 as last year’s capital included the Columbus DC re-engineering initiative. Depreciation expense was $30.8 million, up $3.7 million compared to last year, with approximately $1.8 million of the increase specifically attributed to the acceleration of

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
depreciation on the incremental store closings I mentioned earlier. Year-to-date depreciation expense was $86.3 million, up $8.9 million compared to last year.
During the third quarter, we added 16 net new stores, consisting of 22 new stores and six closed stores. Year-to-date, we have opened 65 new stores and closed 17 stores; however, you will recall from our September sales release that we announced our intent to close approximately 165 to 170 stores for the year. These closings consist of 40 stores originally planned to close in the ordinary course of business, as well as approximately 85 incremental closeout stores and all 39 remaining stand-alone furniture stores.
At the end of the third quarter, total selling square footage was $32.3 million, up 4% to last year, and we had 1,550 stores, including 39 stand-alone furniture stores. Included in the 1,550 stores were eight stores which were closed due to hurricane-related conditions. As of today, we still have five stores from Hurricane Katrina and two stores from Hurricane Wilma which have not reopened and remain closed due to damages. The Company anticipates the losses incurred as a result of the hurricanes will be substantially covered by insurance proceeds. Additionally, the majority of the lost sales from these stores being closed have transferred to nearby stores in the surrounding areas.
Now Steve will provide an update on our WIN strategy.
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  Thanks, Joe, and good morning, everyone. Before I get you up to speed on our progress with our WIN strategy, let me touch just briefly on the current business.
While our Q3 results were probably a little better than you were expecting, our performance is not where it should be. Less than a 2% comp with a declining gross margin rate is not executing up to our potential. But even at this low level of sales, we leveraged our expenses and our cash position is much improved to last year.
As Joe mentioned earlier, we have shifted some of our advertising dollars out of Q3 to Q4. Every year our customers are shopping later and later for holiday gifts. In addition to spending less advertising dollars in Q3, we have also shifted some of our early November advertising dollars and merchandise promotions to later in the holiday season. Given a slow start to the beginning of November and the advertising shifts I just mentioned, we would expect November comps to be below Q3 results and potentially below last year.
Last quarter during my first conference call with you, I outlined three areas of strategic focus for the Company over the next 12 to 18 months — Real estate, Operating expenses and Merchandising. So, let’s start with real estate.
I am a firm believer that a great real estate strategy can turn a good merchandise assortment into a great one. Executing against our new real estate strategy will be incredibly important for the success of our business. We went into detail on this topic about six weeks ago in the September sales release and there’s not a lot of new information to add today. However, as a reminder, after an extensive amount of fact gathering, store-level analysis and communication with our field team, we announced in early October our intention to close approximately 126 additional stores by the end of 2005. As many of you know, we close stores every year in the course of running our business as market conditions change, deals expire, store performance changes, etc. This announcement represented store closings incremental to our plan and will bring our total store closings for 2005 to approximately 165 to 170 stores. The store associates and landlords of the impacted stores have been notified and the store- wide clearance sales events will actually begin this coming weekend. We expect to be out of these stores and hand off the keys to the landlords by the end of January.
Focusing on new stores for a moment, after last month’s announcement about store closings, I got the question several times, will we be opening new stores? And the answer is yes. I think it is important to understand that we will continue to open new stores, but we will be market-focused and very critical of the sales possibilities or pro-formas in today’s environment until we have adapted to an updated merchandising strategy. In the future, our new store efforts will be focused on the coasts — West coast, Northeast, and Southeast. This is where we have been successful recently in opening new stores and also where our comp store results have been the best. We will go into more detail on future expectations on our February call when we lay out our plans for 2006. I will say that we would expect minimal, if any, net store or footage growth in the near-term. Additionally, we are very critically reviewing the cost of opening a new store, which has increased over the last five years. We have got to remember that we are in the closeout business and our customers come to us for basically two things — value and the treasure hunt — and our job is to provide them with that in the most cost-effective manner possible, which leads me to the operating expenses or the SG&A of the business.

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
Clearly, a more effective real estate strategy, increasing our success rate on new store openings and closing underperforming stores, will help us to improve the cost structure of our business. But in my view that’s just not enough and there will be more we can do to improve efficiencies.
First, I want to say there’s been a significant amount of investment in the business over the last five years. Each investment on its own had merit and was designed to improve profits, but at this point, sales have not accelerated as planned. It is our job and my responsibility to our shareholders to bring the SG&A structure in line with the sales base we are currently achieving today, and do so as quickly as possible without jeopardizing the top-line. There are certain areas where we can do that in the near-term and other areas that will be brought into line over time. So, although our review will continue and be communicated in more detail on our next call in February, let me share with you where we are at in the process.
As we have looked at the operating expenses, we believe there is approximately 40% of our operating expense base that we could take action on in the near-term, meaning now and in 2006. The remaining 60% is a longer-term opportunity. I want to focus on the near-term first and how it is impacting our current results and is expected to impact 2006.
As I mentioned, in approximately 40% of our SG&A base we can make changes and impact results now. Within the 40%, you’re looking at general office costs, store expenses and, to a small extent, distribution center expenses.
After working through a deep dive into these costs, it’s our belief that we will be able to reduce expenses in these areas by an estimated $30 to $35 million on an annual basis. A portion of this annual savings we have already recognized in our Q3 results and expect to benefit from in Q4, and a portion of the savings will positively impact 2006.
So, where do we expect these dollars to come from? First, we looked at the general office departments here in Columbus. And generally speaking, you’re looking at headcount and payroll-related costs. After extensive review we executed a reduction in work force of approximately 8% here in the home office during the month of October. The reductions consist of both open and filled positions. This was a difficult call, but we owe it to our shareholders to make the tough calls to improve our business results right now.
Second, we have made some organizational changes and process changes in our distribution centers during Q3 to become more efficient. However, the bigger opportunity in our DCs is more longer-term, and I’ll speak to that in a moment.
Finally, in our stores we continue to closely manage payroll, as Joe mentioned earlier. I said it before and I will say it again — we are in the closeout business. Our customer doesn’t come to us expecting a Nordstrom’s level of in-store shopping experience. They want value, treasures, merchandise on the floor and clean restrooms, and we need to meet those expectations. We’re looking very closely at those tasks and activities being completed in our stores today and asking ourselves are they critical and necessary to satisfy our customers expectations? If not, we will eliminate the task.
Before hitting on our longer-term opportunities, I want to be very clear here — we are benefiting from some of those cost reductions in 2005. These savings are not totally incremental to 2006. We are in the process of working through the 2006 plan, but I just want to caution you that as we consider the benefit of these SG&A savings over the next year, they could very well be offsetting cost pressures that mitigate some of these savings I just detailed. Specifically, areas like utilities, fuel costs and the raw material costs will definitely be a concern for us and other retailers. We’re also paying very close attention to insurance costs, including medical, workers’ comp and general liability. Specifically, we are concerned that the level of catastrophic losses due to hurricanes could possibly impact premiums during the next policy renewal cycle. And finally, as you all know, regulatory mandates such as stock option expensing will be new for us next year.
So, that speaks to the near-term. What about the 60% of the cost structure that can be addressed longer-term? Here you’re looking at rent, distribution and transportation, insurance and depreciation to name a few. We are taking steps to address these areas but wouldn’t foresee any significant near-term benefits.
First, we believe we are addressing store occupancy cost through the real estate strategy. I think you would agree that we’re moving quickly here, but that the larger impact will be felt more gradually over time. I have told our team that we will open as many stores as makes sense where we can get our deal, in targeted markets where we have a high chance of success. On the flip side, as stores come up for renewal or are not performing, if we can’t get our deal, we will close the store and put our cash to work elsewhere.
Distribution and transportation has some longer-term opportunity. In all of our DCs, we are in a put-away environment, meaning that goods arrive at our back door and are put away in a location and then picked from that location and put on a truck to ship to the stores. Many retailers have some portion of their merchandise in a flow through environment, meaning merchandise is received inbound from the vendor and allocated to

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
outbound trucks heading for their stores without ever being put away in the DC slot. We are currently evaluating the cost and benefits of moving to a flow through environment.
Insurance. I spoke to insurance earlier and we’re making some changes in 2006. This category of expense is always on the radar and we need to make sure that we’re getting the best service at the best price and are paying the lowest cost per claim as possible.
Finally, depreciation is a function of prior capital investment. It has risen in the past as we have invested in the business — store remodels, DCs, etc. As we continue to work to reduce capital spending, we will see the benefits in the form of lower year-over-year change in this line item. We have previously estimated that our cap ex for 2005 will end in the $70 to $80 million range, and I am pushing for an ‘06 capital plan below ‘05.
So, that’s where we are at on cost structure. We will have some offsetting pressures to the savings I mentioned, but we feel good about our progress to date. Again, a lot of the work has been done, but I would caution you to let us put 2006 in perspective when we share our plans in February.
Let’s go to merchandising. Real estate and the SG&A structure of the business are important. I feel confident that changes we have made will help profitability. But at the end of the day, we are a merchandising company, and exciting merchandise at extreme value will be the single most important strategy or factor to the success of the Company. As a closeout retailer, I firmly believe we have a niche and a niche that can be a significant advantage. We have not capitalized on that and consistently given customers a reason to reward us.
So, let me share with you three decisions that we have already made and then discuss some of our thoughts around the customer research and potential areas of growth in the business.
First, we announced that we’re exiting the stand-alone furniture business. It’s not been profitable in recent years, it is insignificant to the total and it has been less than 1% of our sales, and is not the growth vehicle that we need to focus on. Don’t misunderstand me, we love the furniture business. We just don’t want to own a stand-alone concept right now.
Secondly, last week we began executing a series of markdowns that will continue for the balance of the quarter. We communicated to you about six weeks ago in our September sales release that we would be incurring up to $28 million of markdown-related costs in an effort to lower in-store inventory levels, improve inventory turnover, and address excess inventory in certain categories. These markdowns were incremental to our plan for the year and we believe are important to create space in our stores for more profitable and productive categories or to improve presentation. Also, if we have unproductive inventory, we need to turn it and get our cash back. We can’t afford to have dead inventory in our stores. Turn is very important. It’s what our customer sees in terms of freshness and each tenth of inventory turn improves cash by about $20 million.
Finally, we have made a decision to exit the frozen food business. Today we have frozen food in over 500 stores and the comps and profitability of this category have steadily declined. It’s a more difficult category to manage and a third-party distributes the product for us, which is costly. Additionally, the utilities, repairs and replacement capital for the freezers are very costly. This decision gives us a chance to free up space for more productive merchandise.
So, those are the decisions that are made right now. Let’s look forward.
In developing the new merchandising strategy our goals are twofold — grow sales per square foot and increase gross margin dollars through improved inventory turnover and stabilize or improve our gross margin rate.
There are several different approaches a business could take to increase sales. Higher prices, expand your customer base, or merchandise the store to draw more of your existing customers’ weekly or monthly spend. In our business, raising prices would not be the preferred option. Our customer comes to us for price savings and value, and we don’t want to jeopardize that. Expanding our customer base is definitely a goal, but it can be an expensive proposition to do so quickly and is more of a longer-term goal.
We are focused in the short-term on developing merchandise strategies and assortments around our existing customer and how do we get more of his or her weekly or monthly spend.
To that end, we have completed a significant amount of customer research and associate interviews within the Company to better understand this opportunity. We have learned a great deal about our existing customer. For instance, approximately two-thirds of our customers are treasure hunters; 20% shop us for name brands; 20% shop us for consumables; one-third of our customer base shops us one time per month; a very small

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
percentage of our customers come looking for a specific item, our customers come to shop the store; word of mouth is very strong and could ultimately be very inexpensive advertising if our assortments and deals are compelling enough.
I could go on from here. The point is we have a customer base that continues to be very loyal and passionate about Big Lots, and we firmly believe that we can get a bigger share of their wallet. So, how we do that?
The goal of any great merchandising strategy is to ultimately have the right merchandise, in the right store, at the right time. It sounds simple but can be somewhat complicated when you look at a retailer of our size and the diversity of merchandise and store base. So, the process of developing the strategy is ongoing and we are in the process of analyzing the customer research data, but I want to share with you some initial observations.
First, in terms of do we have the right merchandise. For the most part, a customer who shops us today likes the categories we are in, but we do have the opportunity to get a bigger share of their wallet. The research is suggesting to us that we have opportunities in the home and furniture categories, consumables, and also seasonal in certain classifications and markets. So, this is encouraging in that we have an appealing base to work from and our challenge now is developing strategies, sourcing the closeouts, and doing all of this at prices that encourage customers to brag about the deals they get at Big Lots.
The customer also told us there are certain categories they are less passionate about, some of which we have already taken action on, categories like hanging apparel or frozen food. Based on this research and the opportunities that lie ahead, I challenged the executive team to develop a meaningful testing strategy that we can begin in early 2006. We will use the majority of 2006 as a testing period in a group of stores prior to implementing assortment changes to the Company at some point during 2007.
Notice I said testing in a group of stores, not the total company. Our merchants are and will continue to be working feverishly to improve our level of closeout merchandise and become more impactful with item and price in all stores during 2006. Don’t misunderstand me on this statement. We’re looking to improve merchandising and sales right now, not waiting until 2007. I simply think that it’s the most prudent approach to test an updated merchandising strategy in a group of stores first so that we can learn as much as possible about assortment, pricing and in-store presentation before rolling it out to the total company.
There are other actions we can also begin to implement now that will improve next year’s performance. Specifically, I’m speaking about doing a better job of getting the merchandise in the right stores or focusing on store clustering or store-specific needs. For example, from our research we have learned that approximately 55% of our stores are in urban areas and 45% are in non-urban areas; approximately 70% of our stores are in markets with a median household income of less than $50,000; our customer base is diverse as well — approximately 60% White, 20% Hispanic and 15% African-American; as household income increases, customers are more interested in our home decor and seasonal categories; as household income decreases, furniture and hardlines are more important; lower household age... higher sales in toy categories.
The point here is each store has a different customer need. With the recent implementation of our new merchandise planning and allocation systems, we’re in a position to begin capitalizing on store-level planning and allocation or clustering. You need to develop the appropriate assortment, then plant it, source it, price it, allocate it, and appropriately present it in all of our stores. Our processes may need some adaptation to make this a reality, but we believe that we have the systems in place to begin to make this move more meaningful to our business.
So, we have a lot of work in front of us in terms of assortment testing and store clustering, but we are also focused on driving results now in merchandising by improving the inventory turn and margin performance in this business.
As we look to 2006, inventory turn and freshness to the customer will be a focus of the merchandising organization. This will start with the development of a plan at the point of purchase to ensure high levels of sell-through and continuous flow of fresh merchandise to our stores. The strategy at the point of purchase will include a merchandise flow strategy to our stores, a pricing cadence, a markdown exit plan, and targeting a specific out date to create space for the next deal. Again, higher turns can also drive higher cash flow for our shareholders.
So, that concludes my prepared remarks. The team has been very busy during the third quarter and we have made a significant amount of progress on our WIN strategy in a short period. We’re closing unproductive stores, focusing on fewer but more productive new stores, making hard decisions around the SG&A base, taking a significant amount of markdowns to improve our sell-through, and progressing on an updated merchandising strategy. We are a financially solid company capable of improving operating performance and generating significant amounts of cash in the future. After only four months on the job, I’m confident that we can improve the performance of our business.
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  Thanks, Steve. And that concludes all of our prepared remarks. Marie, I would ask if you could open it up for questions at this time.
QUESTION AND ANSWER
Operator
  (OPERATOR INSTRUCTIONS). David Mann, Johnson Rice.
  David Mann - Johnson Rice — Analyst
  My question was on the cost cuts that you have already taken in the third quarter. Can you just quantify the amount you think helped you in the third quarter, and whether the 8% , I think you talked about in terms of office and headcount reduction — is that exclusive of the stores that are being closed?
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
  This is Tim. We haven’t put a specific number to the third quarter on the cost savings. I would say that the 8% in the general office that you are referring to — that is exclusive of the stores. That is just here in Columbus. 8% of the work force including both open and filled positions.
  David Mann - Johnson Rice — Analyst
  And then in terms of the fourth quarter trend that you are talking about, can you just elaborate a little more on the changes in advertising that you have taken that you are attributing to some of the weakness in the fourth quarter, or in November to date, I should say?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  It’s Steve. Clearly, the customer is shopping closer and closer to the holiday season. And I think at a quick overview from a Cliff Notes standpoint, what I tried to do is take a good hard look at classifications of business that were most meaningful on a timely basis and shipped closer to a time when the customer is shopping, specifically the toy business, and shifting advertising out of the third quarter and earlier in the fourth quarter to the end of November and early December where the biggest two weeks of the year are. Some of the other categories that we took a look at, particularly home decor and home furnishings, where we just took advertising out of early November and shifted it to late November and early December. We did the same thing with some television media at the same time.
  David Mann - Johnson Rice — Analyst
  I guess if I could just quantify — did you specifically remove a circular that you’re now going to add later on?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  Pages and television.
Operator
  John Salidas (ph), Buckingham Research.
  John Zolidis - Buckingham Research — Analyst

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  You guys have given us a lot to chew on here, so I will just ask, I guess, two questions. One, could you comment on the decision to close or exit the refrigerated cooler category? That seems to be a category that a lot of your competitors are ramping up. Is that one of the reasons you’re deciding to get out of it? And then the second is a more theoretical question which I’m not sure if you’re prepared to answer at this time. Just curious when you look at the overall business, what do you think the operating margins for this business could be over time? Thank you.
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  First off, it’s the frozen business. It’s not refrigerated businesses. I can’t really speak for other people who are ramping up that business. We’re in the closeout business. We segregate ourselves and look at what is good for our business, not particularly what other people are doing. So, I’m not sure if that’s a response, but that’s how we made that decision. It wasn’t a good decision for us to stay in it. We were in it in 500 out of 1,500 locations and it was an overhead expense and a declining business that wasn’t going to be a growth vehicle for us, so it didn’t make sense for us to continue trying to salvage something that our customer just wasn’t responding to in a positive way. Low margins can’t make money; third-party handling it. It just didn’t make sense. That’s number one. The second piece of it — basically the operating margin we just won’t comment on.
  John Zolidis - Buckingham Research — Analyst
  Thanks a lot for your answers, guys. And I look forward to hearing additional details on the WIN strategy as it comes out.
Operator
  Ralph Jean, Wachovia.
  Ralph Jean - Wachovia — Analyst
  I just was going to follow-up on the frozen food comment. It seems, though, this will put you more focused on discretionary merchandise. And with your typical customer and the timing in the current environment, shouldn’t this be a near-term competitive advantage? And particularly if the Dollar Generals, Family Dollars and Dollar Trees of the world are opening close to 1,000 stores or more per year and you guys aren’t going to be opening many, it seems like you would be losing share where those companies open up stores in your markets.
  Joe Cooper - Big Lots, Inc. — SVP and CFO
  This is Joe. I’ll just comment. Just as a reminder, frozen food is less than 1% of our business. It’s only in a third of our stores. And we are working very hard to differentiate ourselves from some of those other businesses you are talking about, not emulate them or come closer to them. And that is focusing on closeouts and impactful treasure merchandise that is appealing to our customer. And frozen food, obviously, was not something that our customer was coming to us to shop for.
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
  This is Tim. I’d just also add, Ralph, that frozen generally sits in the consumables section of the store. So, it’s likely that as we look at replacing that footage with something more appealing — I mean, consumables is an excellent closeout category for us. So, I wouldn’t take that frozen — replacing frozen would be moving away from closeout, but in fact I think it would be replaced with closeouts.
  Ralph Jean - Wachovia — Analyst
  Would you agree, though, your customer in some sense views you much like many of the dollar stores and have over the years? Now it seems like you’re moving to position yourself between the dollar stores and, say, a Wal-Mart or Target, and moving towards more discretionary. I’m just wondering if your existing customer base is appropriate for that kind of move.
  Steve Fishman - Big Lots, Inc. — Chairman and CEO

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  It’s Steve. I will answer that question whether you like the answer or not. I don’t think our customer views us as a dollar store type operator. We’re in the closeout business. They come to us for treasure hunts. So, I think you are using a terminology of moving away from them. We think we have a completely separate business than them. We are in the closeout business and that’s what we are in. Our customer has told us they don’t come to us for that. And that’s why we are exiting it. And it makes all the sense in the world for us to redeploy our potential capital and our inventory investments to move away from a small insignificant business with no gross margin return.
  Ralph Jean - Wachovia — Analyst
  Just one last — I wanted to clarify one thing you said. You said same-store sales would likely be below the Q3 level and possibly below November of last year. Were you referring to the month of November last year, which was down 6.1%?
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
  Yes.
Operator
  Ron Bookbinder with Sterne, Agee.
  Ronald Bookbinder - Sterne, Agee — Analyst
  I was wondering on the inventory markdowns, the $28 million charge that you’re going to take — did you take any of that during the third quarter?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  No, that all started actually the second week of November. And the first markdowns that we took were specifically tied to classifications that we thought we could get the biggest bang for our buck. We started in the toy classification actually.
  Ronald Bookbinder - Sterne, Agee — Analyst
   And you’ve talked that it’s up to $28 million. Is that figure still accurate?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  Yes, that’s still the ceiling.
  Ronald Bookbinder - Sterne, Agee — Analyst
  During the third quarter, you mentioned that you had the shift to more closeouts in categories. Can you give us some examples of where you did exceptionally well and what you think was the driver in that merchandise?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  Actually, the level of closeout business that we promoted in the third quarter was up from the second and up from the fourth. Specifically, the furniture business particularly continues to do very, very well; actually grew double-digits. And that was primarily driven by closeouts, as more of that becomes available to us in the domestics area, particularly in the sheet area. There just seems to be more and more — as we get more visible in the marketplace there is more and more available to us and people are continuing to come to us. I can’t specifically say if it is coming

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
from other retailers, but there are — there’s a lot of deals that are becoming available and have been coming to us at a larger and larger level. Each week it grows, to be quite honest with you.
Operator
  Patrick McKeever, SunTrust.
  Patrick McKeever - SunTrust — Analyst
  Just on the November guidance. I just want to make sure I have got this one, too. You’re saying that comps could be anywhere from just below positive 1.7% to below negative 6.1?
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
  No. Patrick, let me clarify. This is Tim. What we’re trying to say is that we had a third quarter trend in the low single-digits, the 1.7% for the third quarter. Based on an early start to November and some of the advertising shifts that Steve has mentioned, we think it is likely that we will trend below third quarter and potentially below last year. Not below the negative 6%, but below last year. In other words, it could be slightly negative in November, is what we are trying to communicate.
  Patrick McKeever - SunTrust — Analyst
  Got it. And a question on the raw material cost increases or cost pressures that you’re seeing. And you said that those are primarily in the plastics area. Are you not able to pass along some of those cost increases in the form of higher retail prices? Are you getting some resistance there? Have you tried?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  The answer is no. We don’t know that we can’t, we just have chosen not to. I’m a big believer that we’re in the closeout business and we have to offer terrific value to our customers. Plastics was just an example. Although we have been pressured particularly with resin prices, we have been pressured in anything that’s related to oil-based gasoline-type issues, oil-based resin, those kinds of things.
I believe that it’s very, very difficult to raise retails to an existing customer on an existing product. Now, the good news is we’re not in the basics business, we’re in the closeout business. So, as these inventories turn, we need to be fiscally frugal and intelligent to the pressure on our margins, and as we get new deals, negotiate stronger and impactfully put the right kind of retails on merchandise as it comes in and goes forward.
I think it is very sensitive to try in this aggressive environment between us and everybody else in the middle of the holiday season, the most important time of the year, to try to get away with something. And it’s even deeper than that, too. Because there’s a cost associated with doing that, too, that’s pretty extensive in our stores — just the handling of all the product and remarking goods, and trying to do it at the most important time of the year when I believe our stores should be focused on getting merchandise out of the back stockroom and getting it through the registers, and not doing other types of issues. I think in the long run it would probably cost us more if we tried to do that. And then, of course, the impression to our customers that we are raising prices at the same time.
But I want to reiterate we’re going to be very focused on these price increases as we go forward into the spring of 2006.
  Patrick McKeever - SunTrust — Analyst
  Is there any way you could quantify either just in a broad manner of speaking the kinds of cost increases you are talking about on some of these products — 5%, more than 5%, less?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  It varies. And if I gave you a number, I would be 5% high or 5% too low. It depends upon category. And some of them are just temporary assessments. The resin-based product is going up. Most of it is all in the single-digit range. It is foam in furniture. It’s resin products. I’m not sure what manufacturers are getting on their end, too, just because they can take advantage of the situation right now. But we are going to be quite aggressive on making sure of that going forward. But it varies dramatically by product category. And in many cases where we are working very hard we’re just not excepting them either.
Operator
  John Weiss (ph), Glenhill Capital.
  John Weiss - Glenhill Capital — Analyst
  I have two questions if I may. First, when you discussed potential cost savings you did not mention advertising, which was an area that some speculated might afford some opportunities for reduction. Secondly, have you either hired or lost any closeout buyers and are you actively trying to hire any new closeout buyers?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  Second question — No and no. First question, Rob Claxton just joined us this week as Senior Vice President of Marketing. What I did comment on as far as the overhead of our costs in our marketing businesses is when we understood the merchandising strategy and how we wanted to focus on that, we would put together a marketing strategy that would be consistent with helping us execute and optimize that strategy. So, we will be looking at that very closely now that Rob is here, and probably be capable of shedding some light on it when we get into the 2006 process and talk about it in the February call. I was pretty clear, and that question has been asked of me — we don’t know if we should be spending more than we are currently spending or less than we are currently spending. We do know that we need to do a complete review of it and figure out how we can optimize those dollars.
Operator
  (OPERATOR INSTRUCTIONS). Ron Bookbinder with Sterne, Agee.
  Ronald Bookbinder - Sterne, Agee — Analyst
  I just had a follow-up question on the freight expense. Is there a certain time of year that you negotiate your freight contracts? And if it’s in the spring, should we be looking for an increase over last year?
  Chuck Haubiel - Big Lots, Inc. — SVP and General Counsel
It’s Chuck Haubiel. There is a certain time of year that we typically will do freight contracts. It is in the spring. It’s a little early now. I think it’s safe to say that most of the agreements out there have fuel surcharge provisions in them that have various steps along the way. And I think it’s fair to anticipate that the carriers are more focused, or are at least as focused on this as what we are. We really don’t have any feeling right now for what it may be, but we would expect to see another round of contracts that once again could involve additional fuel surcharges as we go forward.
Operator
  David Mann, Johnson Rice.
  David Mann - Johnson Rice — Analyst
  Steve, since the last conference call, can you talk about any changes you’ve been able to make to the merchandising for the fourth quarter during the holiday season? Were you able to have any impact? And if so, can you elaborate?

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  You know, David, I was here in a snapshot and just about everything for the year was done. What I will say is we are very focused. You’re going to see broad-based advertising across all aspects of our business when we promote. You’re going to see very simplistic understanding of classification or item advertising. I’m very focused on item and price, even if it’s a selection of merchandise. You’re going to see even more name-brand merchandise at what we believe are great values. Now, we’ll find out if the customer agrees with that or not. We were able to and I was able to briefly touch Thanksgiving and Christmas in the weeks of December, and it’s brand-name merchandise at great values.
  David Mann - Johnson Rice — Analyst
  On a broader question in terms of gross margin. As you are shifting more to closeouts, in light of some of the cost issues you’re talking about in terms of buying, do you expect the shift to closeouts to — how would you expect the shift to closeouts to affect your gross margin?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  It’s too early to tell and let me tell you why. And I’m not trying to evade that. I will say this — I don’t believe that because we shift to a higher level of closeouts that our margins should be impacted. If anything, we need to be as aggressive as we possibly would be whether it was an imported piece of merchandise or it was a closeout domestic piece of merchandise. That is number one.
What will impact things more than anything will be our focus on gross margin dollars and the percentages of business classifications that we’re going to be doing. We think there are classifications of businesses we have great upside in. Both of those — all those classifications in some cases produce higher-than-average gross margin returns, and in some cases lower-than-average gross margin returns. What I don’t know yet is what the total mix will come out at. But I can tell you this, we’re going to be very focused on margin going into 2006.
  David Mann - Johnson Rice — Analyst
  One last question. I think at the beginning of the year you guys talked about when you’re starting to generate cash you would consider a share repurchase. Especially in light of the fact that next year it sounds like your CapEx will be lower, can you just shed anymore light on if and perhaps when we might see a repurchase announced and executed?
  Joe Cooper - Big Lots, Inc. — SVP and CFO
  David, it’s Joe. What we will do is after holiday — obviously, we generate a substantial amount of cash through the holiday. We will discuss that next year. It’s not something that we have taken up with the Board this year. That would be an ‘06 discussion.
Operator
  Mitch Kaiser, Piper Jaffray.
  Peter Keith - Piper Jaffray — Analyst
  It’s Peter Keith, actually, calling for Mitch. I want to follow-up on a couple of comments talking about how November is trending, combined with some of your markdowns that just started here in November. Isn’t there a little bit of a disconnect there in that the way that we are thinking about it is that the discounted merchandise may actually drive some increased traffic this month? So, could you just talk a little bit more about that?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call
  I don’t know if it will drive traffic or not. I can tell you that the markdowns just started getting generated, so they didn’t happen in early November. So, there would be no direct relationship to that, other than the fact that we didn’t have those markdowns generated in early November when business started out. We have no idea if those additional markdowns will continue to drive additional traffic or if there will be replacements. Every time I have been involved — and probably if you talk to other retailers — in markdowns like that, in some cases it produces extra traffic and extra volume, and in some cases it’s just a shift of business. And it’s way too early to tell since the only initial markdowns we’ve taken are really in one classification, in the toy business. It did change the trend of the toy business. I will say that.
Operator
  Ron Bookbinder with Sterne, Agee.
  Ronald Bookbinder - Sterne, Agee — Analyst
  Talking about pricing on closeouts, some time ago Big Lots shifted to some strategic pricing, which actually raised prices, some closeouts that were severely underpriced compared to competitors in the marketplace. Are you looking to reverse that and be more aggressive on the closeouts such that people brag about the purchases? Is there a shift here that I am hearing?
  Steve Fishman - Big Lots, Inc. — Chairman and CEO
  I don’t know if it is a shift or not. I know how we plan on running the business going forward. And we’re being very specific as we go through our merchandising strategies with our merchants, specifically putting guidelines together in what we feel are percentages of value to other retailers when we are offering closeouts. If that means that you consider that a shift, I don’t know if I consider that a shift. But we will be priced underneath the lowest recognizable value of comparable merchandise. And hopefully it will be significant enough that our customer recognizes that. The percentages could vary by classification. You know, there are classifications where you have to be 40% and 50% below recognized value, and the customers react. And there are classifications where 15% or 20% below recognized values are significant enough in recognized values. So, there will be road maps that we’re putting together for our merchandising organization that will specifically outline that.
Operator
  (OPERATOR INSTRUCTIONS). At this time we have no further questions.
  Tim Johnson - Big Lots, Inc. — VP, Strategic Planning and Investor Relations
Thank you, Marie, and thank you, everyone, for joining us. We look forward to talking to you soon.
Operator
Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 4309. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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Final Transcript
Nov. 16. 2005 / 8:30AM, BLI — Q3 2005 Big Lots, Inc. Earnings Conference Call

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